Exhibit 4.1

AMAG PHARMACEUTICALS, INC.

Non-Statutory Stock Option Grant

(Non-Plan Inducement Grant)

1.                                      Grant of Option

AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby grants to Greg Madison (the “Recipient”), an option to purchase 75,000 shares of Common Stock, $.01 par value per share, of the Company as hereinafter set forth (the “Option”), as an inducement grant made pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.  This Option satisfies the requirements of Section 3(c) of the Employment Agreement (as defined below).  The date of grant of this Option is January 2, 2013.

For the avoidance of doubt, this Option is not issued under the Company’s Second Amended and Restated 2007 Equity Incentive Plan, as amended from time to time (the “2007 Plan”) and does not reduce the share reserve under the 2007 Plan.  However, for purposes of interpreting the applicable provisions of this Option, the terms and the conditions of the 2007 Plan (other than those applicable to the share reserve) shall govern and apply to this Option as if such Option had actually been issued under the 2007 Plan.  All terms which are defined in the 2007 Plan shall have the same meanings herein.

2.                                      Vesting of Option

This Option shall be exercisable in cumulative monthly installments on each of the following dates; provided that the Recipient has maintained a continuous Business Relationship with the Company through each date specified below:

Date Exercisable	Number of Shares Exercisable

On date of grant	- 0 -

On January 2, 2014	18,750

On January 2, 2015	37,500

On January 2, 2016	56,250

On January 2, 2017	75,000

No additional shares shall vest and become exercisable between each of the vesting dates set forth above.

Inducement Grant Stock Option Agreement	Confidential Document

3.                                      Term of Option

Unless terminated earlier as provided in Section 6 below, this Option shall terminate in ten (10) years on January 2, 2023.

4.                                      Exercise Price

The exercise price of this Option shall be $15.89 per share.

5.                                      Exercise and Payment

(a)                                 Method of Payment.    This Option shall be exercisable by delivery to the Company of written notice of exercise, specifying the number of shares for which this Option is being exercised (subject to Section 2 hereof), together with (i) payment to the Company for the total exercise price thereof in cash, by check, (ii) subject to the Company’s approval, by Common Stock of the Company already owned by the Recipient, (iii) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, (iv) delivery by the Recipient to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price, or (v) by some combination thereof; provided that methods (iii) and (iv) shall only be permissible if the Company’s Common Stock is listed on the Nasdaq Global Select Market or other national securities exchange at such time.

(b)                                 Valuation of Shares Tendered in Payment of Purchase Price.    For the purposes hereof, the fair market value of any share of the Company’s Common Stock which may be delivered to the Company in exercise of this Option shall be determined in good faith by the Board of Directors of the Company, or, in the absence of such determination, shall be equal to the closing price of a share of the Company’s Common Stock as reported on the Nasdaq Global Select Market (or other national securities exchange or automated marketplace upon which the Company’s Common Stock is then traded) on the date of exercise of this Option.

(c)                                  Delivery of Shares Tendered in Payment of Purchase Price.    If the Company permits the Recipient to exercise Options by delivery of shares of Common Stock of the Company, the certificate or certificates representing the shares of Common Stock of the Company to be delivered shall be duly executed in blank by the Recipient or shall be accompanied by a stock power duly executed in blank suitable for purposes of transferring such shares to the Company.  Fractional shares of Common Stock of the Company will not be accepted in payment of the purchase price of shares acquired upon exercise of this Option.

6.                                      Effect of Termination of Employment, Board Membership, or Service Provision or Death

This Option shall not be assignable or transferable either voluntarily or by operation of law, except as set forth in this Section 6.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order.  Further, notwithstanding the foregoing, the Recipient may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Recipient, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

Unless otherwise provided in the Employment Agreement, if the Recipient’s Business Relationship with the Company is terminated by the Company or by the Recipient for any reason, whether voluntarily or involuntarily, no additional shares subject to this Option shall become exercisable under any circumstances with respect to the Recipient and any unvested portion of this Option shall be forfeited.  Notwithstanding the foregoing, under certain circumstances set forth in the Employment Agreement and subject to compliance by the Recipient with the requirements of the Employment Agreement related to such circumstances, the vesting of the unvested portion of this Option may be accelerated as provided in the Employment Agreement.  Any determination under this Agreement as to Business Relationship status or other matters referred to above shall be made in good faith by the Board of Directors of the Company, whose decision shall be final and binding on all parties.

In the event the Recipient during his or her lifetime ceases to have a Business Relationship with the Company for any reason, other than death or disability, any unexercised portion of this Option which was otherwise exercisable on the date of termination of Recipient’s Business Relationship (after taking into account any accelerated vesting) shall expire unless exercised within three months of that date, but in no event after the expiration of the term hereof.

In the event of termination of the Recipient’s Business Relationship because of the death or disability of the Recipient (i) while the Recipient has a Business Relationship with the Company, or (ii) during the three-month period following termination of his or her Business Relationship for any reason other than death or disability, this Option shall be exercisable for the number of shares otherwise exercisable on the date of death, disability or termination, by the Recipient or his or her personal representatives, heirs or legatees, as the case may be, at any time prior to the expiration of one year from the date of the death or disability of the Recipient, but in no event after the expiration of the term hereof.

For purposes hereof, a Business Relationship shall not be considered as having terminated during any military leave, sick leave, or other leave of absence if approved in writing by the Company and if such written approval, or applicable law, contractually obligates the Company to continue the Business Relationship of the Recipient after the approved period of absence (an “Approved Leave of Absence”).  In the event of an

Approved Leave of Absence, vesting of the Option shall be suspended (and all subsequent vesting dates shall be postponed by the length of the period of the Approved Leave of Absence) unless otherwise provided in the Company’s written approval of the leave of absence that specifically refers to this Agreement.  For purposes hereof, a Business Relationship shall include a consulting arrangement between the Recipient and the Company that immediately follows termination of employment, but only if so stated in a written consulting agreement executed by the Company that specifically refers to this Agreement.

Notwithstanding the foregoing, if the Recipient, prior to the termination date of this Option,  (i) violates any provision of any employment agreement or any confidentiality or other agreement between the Recipient and the Company, (ii) commits any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof, (iii) attempts to commit, or participate in, a fraud or act of dishonesty against the Company, or (iv) commits gross misconduct, the right to exercise this Option shall terminate immediately upon written notice to the Recipient from the Company describing such violation or act.

“Business Relationship” means service to the Company or its successor in the capacity of an employee, officer, director, consultant, or advisor.

“Employment Agreement” shall mean the Employment Agreement, dated as of October 15, 2012, as amended from time to time, by and between the Company and the Recipient.

7.                                      Employment, Board Membership or Service

Nothing contained in this Option shall be construed as giving the Recipient any right to be retained in the employ, board membership, or service of the Company or any of its subsidiaries.

8.                                      Withholding Taxes

The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to exercise of this Option.

9.                                      2007 Plan Provisions

As stated above, this Option is not granted pursuant to the 2007 Plan.  Instead, this Option is granted as an inducement grant pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.  However, for purposes of interpreting the applicable provisions of this Option, the terms and the conditions of the 2007 Plan (other than those applicable to the share reserve) shall govern and apply to this Option as if such Option had actually been issued under the 2007 Plan.

10.                               Recipient Representation; Stock Certificate Legend

If the Recipient is an “affiliate” of the Company (as defined in Rule 144 promulgated under the Securities Act of 1933), all stock certificates representing shares of Common Stock issued to such Recipient pursuant to this Option shall have affixed thereto legends substantially in the following form:

“The shares represented by this certificate may be deemed to be held by an “affiliate” as defined by the Securities Act of 1933, as amended (the “Act”) and may not be sold, transferred or assigned unless such sale is pursuant to an effective registration statement under the Act or an opinion of counsel, satisfactory to the corporation, is obtained to the effect that such sale, transfer or assignment is exempt from the registration requirements of the Act.”

11.                               Notice

Any notice required to be given under the terms of this Option shall be properly addressed as follows:  to the Company at its principal executive offices, and to the Recipient at his or her address set forth below, or at such other address as either of such parties may hereafter designate in writing to the other.

12.                               Non-Qualified Stock Option

It is understood that this Option is not intended to qualify as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code.

13.                               Enforceability

This Option shall be binding upon the Recipient, his or her estate, and his or her personal representatives and beneficiaries.

14.                               Effective Date

The effective date of this Option is January 2, 2013.

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IN WITNESS WHEREOF, this Option has been executed by a duly authorized officer of the Company as of the effective date.

AMAG PHARMACEUTICALS, INC.

		By:	/s/ Frank E. Thomas
Name:
Title: Executive Vice President, Chief Operating Officer

Recipient’s Acceptance:

The undersigned hereby accepts this Option and agrees to the terms and provisions set forth in this Option and in the 2007 Plan (a copy of which has been delivered to him/her).

/s/ Greg Madison
(Signature of Recipient)

Greg Madison
(Print Name of Recipient)

Address:	[address]

Date:	January 2, 2013